Exhibit 99.1

For Immediate Release	Contact: Robert Copple or Nikki Sacks 972-665-1500
CINEMARK HOLDINGS, INC. ANNOUNCES NEW BOARD MEMBER
Plano, TX, April 1, 2008 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, announced today that Steven P. Rosenberg has been elected to the Board of Cinemark Holdings, Inc., effective as of April 1, 2008, thereby increasing the size of the Board to ten members. Mr. Rosenberg has also been appointed to the Audit Committee which appointment is effective April 15, 2008.
Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and President of SPR Packaging LLC, a manufacturer of flexible packaging. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg was also a founding investor of Packaged Ice, a leading manufacturer of industrial and consumer ice in 1992. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRG Schultz International, Inc.
“We are very pleased that Steven has joined our Board,” said Alan Stock, Cinemark’s Chief Executive Officer. “We are certain that he will be a strong addition to the Board and the Audit Committee, and that his background and broad experience will be an asset to Cinemark.”
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of December 31, 2007, Cinemark operates 408 theatres and 4,665 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.